UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number  000-53576
                                                ---------

                       Cornerstone Financial Corporation
                       ---------------------------------
             (Exact name of registrant as specified in its charter)

               6000 Midlantic Drive, Mt. Laurel, New Jersey 08054
               --------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
                                  ------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                                    Rule 12g-4(a)(1)             [X]
                                    Rule 12g-4(a)(2)             [ ]
                                    Rule 12h-3(b)(1)(i)          [ ]
                                    Rule 12h-3(b)(1)(ii)         [ ]
                                    Rule 15d-6                   [ ]

Explanatory Note: Registrant is a bank holding company and the class of securities as to which this certification applies is held of record by fewer than 1,200 persons. The Registrant is relying on Section 12(g)(4) of the Securities Exchange Act of 1934, as amended by the Jumpstart Our Business Startups Act, to terminate its duty to file reports with respect to its shares of common stock.

Approximate number of holders of record as of the certification or notice date:
410

         Pursuant to the requirements of the Securities Exchange Act of 1934, Cornerstone Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May  9,  2012                                By: /s/  Keith  Winchester
                                                       -------------------------
                                                       Keith  Winchester
                                                       Executive  Vice President
                                                       and Chief Financial
                                                       Officer